December 9, 2008

PNG Ventures, Inc.
Board of Directors
5310 Harvest Hill Road, Suite 229
Dallas, Texas 75320

Re:           Resignation from the Board of Directors with Disagreement

Dear Gentlemen:

This resignation letter (the “Letter”) shall serve to address my disagreements with the PNG Ventures, Inc. (the “Company”) board of directors (the “Board”).  My resignation, which has been acknowledged by the Company, is not without prejudice to any of my rights (including indemnification, advancement of fees, D&O insurance and exculpation) to which I may be entitled, by reason of the fact that I have lawfully served as a director of the Company, under the Company articles of incorporation, bylaws any applicable insurance policy, any agreement which provides me with other protections and rights and any other applicable laws, including state and federal whistleblower laws.

This Letter is based on my recollection of past events.  I request that this correspondence, in its entirety, be filed as an attachment to a Form 8-K filed in due course with Securities and Exchange Commission (the “SEC”).

Resignation Letter History

On December 3, 2008, I forwarded a letter to the Board giving notification of my immediate resignation.  On December 4, 2008, I sent the Board a one page addendum to my December 3 communication.  On December 8, yesterday, I received an email from Sichenzia Ross Friedman Ference LLP (“Sichenzia”), recently appointed Company counsel, which essentially warned me that it was the Board’s view that publishing my prior communications in a Form 8-K would unnecessarily disclose confidential information and would be a breach of my fiduciary duty as a director and that I alone would be responsible for harm to the Company and its shareholders resulting from any of my disclosures.

I am not interested in disclosing confidential information, nor am I interested in breaching any fiduciary obligations I have to the Company.  The purpose of all of my communications was in keeping with my responsibilities to the Company and to fulfill my fiduciary obligations.  In the email from Sichenzia, it was requested that I rescind my December 3 and December 4 communications.  While I do not agree that the disclosure of the information in those communications would breach a fiduciary obligation, with an abundance of caution, I did rescind the prior communications.  I further request that to the extent the Board believes that this Letter contains confidential information or to the extent that publishing this Letter would be a breach of my fiduciary obligation, that this Letter not be immediately published, that the Company’s counsel provide me with specific examples of such issues with this Letter and that I be afforded the opportunity to seek independent counsel to advise me regarding such issues.

With that said, I refuse to be silenced from disclosing actions and inactions which I believe have negatively impacted the Company and its shareholders and which threaten the Company as it is presently constituted.

Throughout this letter I will refer to portfolio managers Matt Pliskin (individually, “Pliskin”) and Cem Hacioglu (individually, “Hacioglu”) who are both employees of Sandell Asset Management Corporation and Castlerigg PNG Investments, LLC, both of whom are adverse creditors to the Company.  Pliskin and Hacioglu are both members of the Company Board.  When I mean to refer to both Pliskin and Hacioglu, I sometimes collectively refer to them as “Sandell.”  I refer to Phil Marcum, the Chairman of the Board, as “Marcum.”

Every item referenced below was the subject of numerous written protests by me to the Board.  All documents I requested and did not receive were requested in writing, and in most cases were requested numerous times.  I believe my requests were ignored largely because Sandell sought to systematically and continuously isolate me and my contribution during the course of an organized effort to better their position without regard to other shareholders and creditors alike.

Non-Disclosure of Material Facts and Inadequate Disclosures

•	The Company has refused to accurately disclose the compensation of officers and directors.

•	The Company has failed to accurately disclose the duties and responsibilities of officers, directors and consultants.

•
The Company has refused to publicly disclose the role of Brad Gabbard (“Gabbard”), a consultant who has effectively acted as the Company’s senior executive since July of this year.  Gabbard, who has been used as a surrogate by Sandell, has had day-to-day management responsibilities and decision-making authority that has exceeded the responsibility and authority of all Company officers.

•	The Company has failed to accurately disclose the financial and business relationships between Marcum and Gabbard.

•
The Board has failed to insist that Sichenzia disclose its ownership of Company common stock.  Pliskin and Hacioglu urged the Board to hire Sichenzia last month, without ever following up on the issues I raised regarding Sichenzia’s stock ownership, stock sales and conflicts of interest.  Sichenzia has received a significant number of unrestricted and tradable Company shares from Earth Biofuels, Inc. (“EBOF”).  I believe that Sichenzia recently sold many of the shares it owned, significantly contributing to the low price of the Company’s stock.

•	The Board failed to adequately investigate conflicts of interest related to hiring Sichenzia, a law firm that represented EBOF, an adverse party in a previous transaction with the Company.

Concerns About Who Controls the Company Common Stock

•
The ownership of 7,000,000 Company common shares (the “Shares”) certificated in the name of EBOF is in dispute and is a significant issue.  EBOF has not delivered the Shares to Sandell, many weeks after Sandell sent a demand for the Shares.  This dispute and the ultimate ownership of the Shares is a serious matter as it relates to who PNG’s shareholders are, other significant accounting issues and conflicts of interest.  These issues most certainly affect Sandell’s and EBOF’s status, and directly impact the various actions being taken by Pliskin and Hacioglu which are discussed in all of my communications to the Board and in this letter.

Conflicts of Interest

•
Since I began to openly protest Sandell’s conflicts of interest, Pliskin and Hacioglu started supporting Gabbard, who is a business partner of Marcum.  Gabbard has openly stated that he wants to be the Company’s CEO.  In the past, Mr. Marcum has openly stated that he will not continue his position as a member of the Board unless Mr. Gabbard is appointed as the Company’s CEO.  Pliskin and Hacioglu have supported Gabbard despite their open disrespect for Gabbard’s business acumen and Pliskin’s efforts to replace Gabbard, in order to receive Board support from Marcum.  Marcum’s absolute support of Sandell has ultimately given Sandell control of the Board.  Hacioglu and Pliskin recently financially rewarded Marcum and Gabbard.

•
Pliskin and Hacioglu are wrongfully using their Board seats and related influences by pursuing certain dangerous maneuvers, in an effort to improve Sandell’s position ahead of other Company stakeholders.  Sandell is a mezzanine financier holding a PNG instrument and is ostensibly the single largest shareholder.  If Sandell, an activist hedge fund, is successful in improving their position to the detriment of others, then many of the Company’s stakeholders could be irreparably harmed.

Through their control of the Board, Pliskin and Hacioglu recently created a Board “committee” with the stated objective of undermining an obligation the Company has to a particular creditor.  Hacioglu, Pliskin and Marcum placed themselves on this committee, and excluded me, despite my urging that they address their conflicts of interest.

Pliskin and Hacioglu, through their new committee, have not only attempted to silence my voice, but I believe they are directly responsible for misallocating the Company’s resources by hiring lawyers in an effort to improve Sandell’s financial position to the detriment of other Company stakeholders.

Additionally, in furtherance of their own financial interests, Sandell has recently recruited, nominated and voted onto the Board, three directors who have significant backgrounds in reorganizations and bankruptcy, even though the Company is not in need of directors with such experiences.

Sandell was previously a party to an action brought by the SEC in connection with alleged short sale violations associated with a certain New Orleans based business, occurring during the Hurricane Katrina crisis.  In addition, when I researched the financing history between Sandell and EBOF, I discovered that the relationship was heavily weighted in favor of Sandell in that Sandell initially invested less than $25,000,000 into EBOF, and Sandell’s investment had somehow “blossomed” in a short period of time into a debt instrument worth up to more than $100,000,000.  I understand Sandell even demanded and received a personal guaranty from the CEO of EBOF.

All in all, Sandell’s past actions, including those in connection with the Company, are consistent with Hacioglu previously telling me, “We are prepared to use any and all measures at our disposal.”

I don’t want to be involved with these kinds of aggressive and unnecessary activities, especially at the expense of our stakeholders.

•
Hacioglu, who has openly stated to me and others that he was considering stepping on as CEO, is making decisions with his personal ambitions in mind.  These decisions have and will continue to financially hurt the Company and its shareholders.

•
Pliskin and Hacioglu have insisted that the Board use a law firm which has represent them in the past and which continues to represent them for creditor matters, Schulte Roth & Zabel, LLP (“SRZ”).  SRZ has attended at least one Board meeting, received confidential Company information on numerous occasions without other Board members’ consent, advised the Board and provided drafts of documents to deal with Sandell’s issues with a certain Company creditor.

SRZ represented Sandell, an opposing party to the Company, in (1) a June 30, 2008 transaction which allowed the Company to acquire all of its operating businesses and (2) in a related transaction, the previous debt restructuring of EBOF, the seller of our operating business (which resulted in the artificial and massive ballooning of Sandell’s paper debt in EBOF and which included a $2.5M note for the benefit of SRZ).

Sandell and SRZ have taken these actions despite the availability of the Company’s independent counsel.

A conflict of interest waiver from SRZ has never been presented to the Board.

Mismanagement of the Company

•
The Board has failed to act in a timely manner on certain critical operational matters, including, to name a few, securing capital in a timely manner, hiring full time competent executives to manage the daily affairs of the business, settling disputes, acting in a timely manner on strategic acquisition opportunities and effectively communicating with the marketplace about the business of the Company.

•
The Board has failed to approve an executive incentive program.  This is a mistake.  Sadly, the Board did put its own financial interests ahead of those of the executives by recently approving a Board compensation program.

•
The Board has tolerated the poor business judgment of the most highly paid consultant, including his unwise use of Company cash, the allocation of significant amounts of his time to projects that were rejected by the Board and his questionable history of risk management.

Secret Meetings and Secret Activities

•	Since becoming Directors of the Company, Pliskin and Hacioglu have made a concerted effort to hold secret, un-noticed and un-disclosed Board meetings, both telephonically and in person.

•	Pliskin and Hacioglu have secretly had meetings with the Company’s chief competitors and when confronted, refused to completely debrief me.

•	Pliskin and Hacioglu have also secretly met with prospective and existing clients and suppliers and when confronted, have specifically refused to debrief me.

•	Despite numerous requests, Pliskin and Hacioglu’s sub rosa actions were never disclosed to the Board, nor was the Board debriefed of their findings.

Refusals to Provide Information

•
Because of the numbers and breadth of the conflicts of interest, I requested that the Board hire an independent non-director third party to investigate various credible allegations.  The Board ignored my request and failed to adequately investigate these allegations.

•
The Board has failed to provide me with draft minutes and resolutions, meeting summaries, specific emails from directors to Company counsel related to certain credible problematic allegations, financial and operational updates, confirmation of compensation structures to officers and directors and to follow my requests for proper SEC disclosures.

•
The Board has specifically refused to provide me with meeting notes or an explanation of how and why an October omnibus board resolution (which attempted to broadly ratify all past actions taken by the Company’s executives and consultants) was drafted and circulated for signatures without any Board meeting or discussion ever taking place.

•
Pliskin and Hacioglu have blatantly refused to provide me with ANY draft or final form Board minutes from any of the past Board meetings I attended telephonically, despite numerous and repeated requests.  In our previous meetings, members of the Board agreed that the draft Board minutes were to be delivered, for review, to Pliskin and Hacioglu.  Therefore, I have not had the ability to review the minutes, nor have I had the opportunity to verify the accuracy or completeness of the same, and ultimately formally sign off on any position contained in the minutes.

In conclusion, I believe that the Board is failing the Company’s stakeholders.  I believe the Board has failed to expeditiously take certain critical actions, and because of what has transpired in the capital markets, has not only proven to be unwise, but has negatively impacted the value of the Company.  In spite of this, the Company does have world class contracts with significant municipalities and other valued customers.  I believe the Company, with the right leadership, has the potential to grow into one of the largest alternative energy providers in the United States.

Professional Regards,

/s/ Luis J. Leung
Luis J. Leung